Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Enduro Royalty Trust for the registration of 19,800,000 of its units of beneficial interest and to the incorporation by reference therein of our reports dated March 18, 2013, with respect to the financial statements of Enduro Royalty Trust, and the effectiveness of internal control over financial reporting of Enduro Royalty Trust, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Worth, Texas

May 24, 2013